EXHIBIT 10.40

December 4, 2012

PERSONAL AND CONFIDENTIAL

R.J. Heckman, Ph.D.

18731 Melrose Chase

Eden Prairie, MN 55347-3483

Dear R.J.:

We are delighted to extend to you this offer of employment. The purpose of this offer letter (referred to herein as this “Offer Letter”) is to confirm the terms of your employment, including your responsibilities, reporting relationships, compensation, employee benefits, and professional requirements.

This Offer Letter is being entered into in connection with that certain Agreement and Plan of Merger dated December 5, 2012 (the “Merger Agreement”) between Personnel Decisions International Corporation, a Delaware corporation (the “Company”), the stockholders of the Company (the “Stockholders”), PDI Stockholder Representative LLC, a Delaware limited liability company, Korn/Ferry International, a Delaware corporation (“Korn/Ferry”), and Unity Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Korn/Ferry (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), and the Company, together with all of its business and the goodwill of its business, will be the surviving entity in such Merger and a wholly-owned subsidiary of Korn/Ferry.

Effectiveness of Offer and Commencement Date

Written acceptance of this offer of employment must be received on or before December 31, 2012, or this offer of employment becomes automatically withdrawn and of no further force or effect. This offer of employment is contingent upon the receipt by the Company of results of certain employee information verifications, which may include education, employment, criminal background, and/or credit checks, satisfactory to the Company in its sole and absolute discretion.

In addition, this offer of employment is subject to and conditioned upon the consummation of the Merger (the “Transaction”). The extension of this offer of employment does not create any promise or assurance, express or implied, that the Transaction will take place, and neither the Company nor Korn/Ferry shall have any liability or responsibility to you, directly or indirectly, if for any reason the Transaction does not occur. If for any reason the Transaction is not consummated on or before December 31, 2012, then this offer of employment becomes automatically withdrawn and be of no further force or effect.

This offer letter shall become effective automatically upon consummation of the Transaction (the “Closing”) and the commencement date of your employment with the Company shall be the first day following the date on which the Closing occurs (“Commencement Date”).

Upon your written acceptance of this offer letter as evidenced by your signature below, and upon the occurrence of the Commencement Date, this offer letter and those documents

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December 4, 2012

expressly referred to herein shall embody the complete agreement and understanding between you and the Company regarding the terms and conditions of your employment. Upon the Closing, all prior offer letters or employment agreements between you and the Company, whether written or oral, are automatically terminated and of no further force or effect, without any liability to the Company or Korn/Ferry, and any and all rights and remedies, either at law or in equity, or under the express terms of such prior offer letters or employment agreements, which you may have had thereunder arising prior to or in connection with such termination are automatically discharged and waived in their entirety.

Position and Title; Location; Duties and Responsibilities; Reporting Relationships

Upon the Commencement Date, you will be the Chief Executive Officer of the Company. You will be located in the principal office of the Company in Minneapolis, Minnesota, and you will report to the Board of Directors of the Company. You will also be an Executive Vice President of Korn/Ferry; provided, however, that your benefits will be those provided by the Company not Korn/Ferry and your employer of record will be the Company.

Your primary duties and responsibilities will consist of such reasonable and customary duties and responsibilities of a chief executive officer of a company similar to the Company, after giving effect to the consummation of the Merger. Without limiting the generality of the foregoing, your duties and responsibilities shall include (a) increasing the scale and growing the leadership business of Korn/Ferry to be the most globally relevant leadership business in the world; (b) accelerating the growth of the Company generally; (c) leading and implementing the effort to extract the agreed upon Net Cost Synergies as set forth in the Merger Agreement while the business of the Company is operated separately; (d) develop and design the integration process and methodology for the combination and integration of the Company and the Leadership & Talent Consulting division of Korn/Ferry and work the integration committee to effect such combination, with the goal of creating a $500M leadership business; and (e) take a leadership role in designing, developing and implementing the strategic agenda of the leadership business of Korn/Ferry.

In addition to the foregoing, you shall have such other duties and responsibilities as may be assigned to you from time to time by the Board of Directors of the Company, so long as they are commensurate in title, scope and authority as your primary duties and responsibilities as the Chief Executive Officer of the Company.

Compensation

Monthly Base Salary

You shall receive a monthly base salary of $33,333.33 payable in semi-monthly increments on the Company’s regular payroll dates.

Annual Incentive Awards

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December 4, 2012

You will be eligible to receive a discretionary annual incentive award in an amount up to $800,000, consisting of cash and long-term incentive awards, with a combined target for annual cash bonuses and long-term incentive awards of $400,000. This target does not constitute either a minimum or maximum. Long-term incentive awards may be cash or non-cash long-term incentive awards.

The amount of any annual incentive award will be determined by the Board of Directors of the Company and may be subject to the approval of the Compensation Committee of Korn/Ferry. The amount of any annual incentive award is dependent upon Korn/Ferry’s overall performance, the performance of the Leadership & Talent Consulting segment of Korn/Ferry, the performance of the Company, your individual performance, and a favorable assessment being made as to your overall contribution to the Company.

All annual incentive award payments made to you will be subject to required tax withholdings and deductions.

Annual incentive awards are awarded and paid within a reasonable time following the close of the Company’s fiscal year. Even if you would otherwise be entitled to an annual incentive award, you shall not be deemed to have earned any such award unless you meet or exceed the other performance thresholds established for similarly situated employees relating to bonus compensation (e.g. a Good or Exceptional rating on the Values scale of the Nine-Box appraisal system or similar appraisal system) with respect to the applicable fiscal year and you remain an active and full-time employee in good standing through the end of the applicable fiscal year and through the date on which such annual incentive award is scheduled to be paid to you. If your employment schedule or responsibilities diminish during a given fiscal year, your award may be adjusted accordingly.

The long-term non-cash incentive award portion of any annual incentive award will be granted pursuant to Korn/Ferry’s Seconded Amended and Restated 2008 Stock Incentive Plan, as amended from time to time (the “PAP”) in the form of a grant of options to purchase shares of Korn/Ferry common stock (“Bonus Stock Options”), or shares of Korn/Ferry restricted common stock (“Bonus Restricted Shares”), or in the form of ECAP contributions or other non-cash benefits provided for in the PAP. The value of the Bonus Stock Options and/or Bonus Restricted Shares to be granted or issued will be based upon a Black-Scholes valuation consistent with Korn/Ferry’s valuation methodology generally.

Since your Commencement Date will be a date other than the first day of the Company’s and Korn/Ferry’s fiscal year, your first annual incentive award will be pro-rated based upon the number of calendar months between the Commencement Date and April 30, 2013. For example, if the Commencement Date is January 1, 2013, you shall receive one-third of any annual incentive award that would otherwise be granted to you with respect to the fiscal year ending on April 30, 2013. Thereafter, your annual incentive awards will be in respect of the fiscal years beginning on May 1st and ending on April 30th.

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Notwithstanding the above, the Company has agreed to pay you a minimum guaranteed incentive award in the aggregate amount of $266,666.67 in cash (“Minimum Guaranteed Award”). This Minimum Guaranteed Award shall be for the period beginning on the Commencement Date and ending on April 30, 2014. The portion of the Minimum Guaranteed Award payable in respect of the period from the Commencement Date through April 30, 2013 is $66,666.67. The portion of the Minimum Guaranteed Award payable with respect to the fiscal year May 1, 2013 through April 30, 2014 is $200,000. The portion of the Minimum Guaranteed Award payable with respect to the period from the Commencement Date through April 30, 2013 shall constitute a credit against and otherwise reduce the amount of any annual incentive award otherwise granted to you with respect to such period. The portion of the Minimum Guaranteed Award payable with respect to the period May 1, 2013 through April 30, 2104 shall constitute a credit against and otherwise reduce the amount of the annual incentive award otherwise payable to you with respect to such period. The Minimum Guaranteed Award shall be payable in equal installments over the relative periods on the Company’s regular payroll dates.

Sign-On Restricted Common Stock.

You shall be issued an aggregate of Four Hundred Thousand Dollars ($400,000.00) worth of shares of the restricted common stock of Korn/Ferry (“Restricted Shares”), with the number of Restricted Shares to be based upon the closing price of Korn/Ferry’s common stock on the New York Stock Exchange on the Commencement Date. The Restricted Shares will be “restricted shares” awarded pursuant to the PAP, and subject to the terms and conditions set forth therein. The Restricted Shares will vest in four equal installments on the 1st, 2nd, 3rd and 4th anniversaries of the date of grant. No pro rata portions of such award may be earned. The Restricted Shares will have such other terms and conditions as may be specified in the Notice of Restricted Stock Award.

Benefits

You shall be eligible for all benefits and employee benefit programs offered from time to time by the Company to its senior executives generally.

“At-Will” Nature of Employment; Termination

You understand that your employment with the Company is an employment “at will” and this arrangement may be altered only in writing upon the written approval of the Board of Directors of the Company. The “at will” nature of your employment means that either you or the Company may terminate your employment at any time, with or without cause or reason or notice.

In addition, your employment with the Company may also be terminated as follows:

Termination by Reason of Death. Your employment shall automatically terminate on the date of your death.

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December 4, 2012

Termination by Reason of Disability. To the extent permitted by applicable law, the Company shall have the right to terminate your employment hereunder in the event of your “Disability.” The term “Disability” means any medically determinable physical or mental condition or impairment which renders or has rendered you substantially unable to perform your duties and responsibilities under this Offer Letter for one hundred and twenty (120) days or more during any given 12-month period during the Term. The effective date of your termination of employment pursuant to this Paragraph shall be such date after the one hundred and twentieth (120th) day specified above that the Company specifies in a written notice delivered to you. Such “Disability” shall be determined by a medical doctor mutually agreed upon by you and the Company and if we cannot mutually agree upon a medical doctor within ten (10) days after the Company has given written notice to you nominating its medical doctor, then the medical doctors selected by you and the Company shall select a third medical doctor who will make such determination.

Termination by Company for Cause. The Company may terminate you immediately for “Cause” (as this term is defined below). The term “Cause” shall mean any one or more of the following events, conditions or circumstances: (i) your conviction of any felony or misdemeanor involving moral turpitude; or (ii) any plea of nolo contendre entered by you or on your behalf to any felony or misdemeanor involving moral turpitude; or (iii) any conduct on your part which constitutes fraud, willful misconduct or gross negligence, or any misappropriation of Company funds or embezzlement, or any breach of fiduciary duty by you towards the Company or Korn/Ferry; or (iv) any breach by you of any material provision of this Offer Letter or the “Agreement to Protect Confidential Information” referred to below, which, if capable of being cured, is not cured within ten (10) days after receipt of written notice of such breach from the Company that sets forth in reasonable detail the nature of such breach; or (v) any material breach or material violation by you of any Company or Korn/Ferry written policy regarding ethics, code of business conduct, sexual harassment, workplace safety, or workplace discrimination, which, if capable of being cured, is not cured within ten (10) days after receipt of written notice of such breach or violation from the Company that sets forth in reasonable detail the nature of such breach or violation; or (vi) any misrepresentation by you of any material fact in your resume, or in the Employment Education and History Form, or in any other new hire paperwork or other employment-related questionnaires, or any omission to state a material fact in such resume, Employment Education and History Form, new hire paperwork or questionnaires; or (vii) any willful or knowing failure or willful or knowing refusal to perform your duties under this Offer Letter if such failure or refusal is not cured within ten (10) days after receipt of written notice of such failure or refusal from the Company that sets forth in reasonable detail the nature of such failure or refusal; or (viii) any habitual failure to perform your duties under this Offer Letter if such failure is not cured within ten (10) days after receipt of written notice of such failure from the Company that sets forth in reasonable detail the nature of such failure.

Entitlements Upon Termination.

In General. Except as otherwise expressly provided in this Offer Letter, all compensation otherwise payable to you under this Offer Letter shall cease to accrue upon

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termination of your employment for any reason, including, without limitation, by reason of your voluntary resignation and your entitlements under applicable plans and programs of the Company following termination of your employment will be determined under the terms of those plans and programs. As of the date of termination of your employment, the Company shall pay to you all “Accrued Compensation” (as this term is defined below), and you shall be reimbursed for any legitimate business expenses incurred prior to the date of termination of your employment and not previously reimbursed. For purposes of this Agreement, the term “Accrued Compensation” means, as of any date, the amount of any unpaid base salary earned by you through the date of termination of your employment and the amount of any unpaid annual incentive award earned by you through the termination date and through the date of payment or grant, plus any additional amounts and/or benefits payable to you under and in accordance with the provisions of any employee plan, program or arrangement under which you are covered immediately prior to the termination of your employment. In addition, except as otherwise provided in this Offer Letter and the terms and conditions of any restricted stock purchase agreement or stock option agreement, upon termination of your employment by either the Company or you for any reason: (a) any unvested restricted shares of Korn/Ferry’s common stock, including the Restricted Shares, will be forfeited; (b) any unvested options to purchase Korn/Ferry common stock held by you as of the date of termination will be forfeited; (c) vested options held by you as of the date of termination may be exercised within 30 days after the termination date; (d) you will not be entitled to any severance; and (e) all of your unvested interests in the ECAP will terminate and become forfeited.

Severance Upon Termination by Company Without Cause. If your employment with the Company is terminated by the Company Without Cause prior to the third (3rd) anniversary of the Commencement Date, then, in addition to the amounts provided for above, the Company shall pay you, as severance, an amount equal to your monthly base salary for the period beginning on the date of termination of employment and ending on the third (3rd) anniversary of the Commencement Date (“Severance Period”), so long as you otherwise remain in compliance with your obligations under this Offer Letter during the Severance Period. Such severance shall be payable in accordance with the Company’s regular payroll practices, and shall be subject to reduction for any compensation received by you from any other employment you engage in after the date of such termination.

Severance Agreement. Any entitlement to severance under this Offer Letter by reason of the termination of your employment by the Company without Cause prior to the third (3rd) anniversary of the Commencement Date as provided above shall be subject to and conditioned upon the execution and delivery by the Company and you of a severance agreement (“Severance Agreement”), containing a general release by you of all known and unknown claims against the Company and Korn/Ferry, and their officers, directors, employees, stockholders, agents and representatives, in form and substance mutually satisfactory to you and the Company. The Company will cause a draft of the Severance Agreement to be delivered to you following the date of termination of your employment by the Company without Cause. If for any reason no such Severance Agreement is executed and delivered by the Company and you within thirty (30) days after the date of termination of your employment by the Company without Cause, then you

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shall not be entitled to any severance provided for in this Offer Letter or otherwise.

Non-Compete Payment Upon Termination of Employment by Employee. If you terminate your employment with the Company or otherwise voluntarily resign at any time prior to the third (3rd) anniversary of the Commencement Date, then within (30) days after the date of such termination, the Company shall have the right to elect, in its sole discretion, by delivery of written notice to you, that the provisions set forth in the section of this Offer Letter entitled “Restricted Covenants” shall not apply after the date of such termination (“Termination of Non-Compete Notice”). If for any reason the Company does not send you the Termination of Non-Compete Notice within such thirty day period, then all of the provisions set forth in the section of this Offer Letter entitled “Restrictive Covenants” shall continue to apply in accordance with their terms after the date of such termination. Whether or not the Company delivers a Termination of Non-Compete Notice to you, the Company shall pay you an amount equal to your monthly base salary for the period beginning on the date of such termination through the third (3rd) anniversary of the Commencement Date (“Non-Compete Payment”), in accordance with the Company’s regular payroll practices, subject to required withholding and subject to reduction for any compensation received by you from any other employment you engage in after the date of such termination.

Professional Requirements

As part of your employment by the Company, we also ask that you provide a detailed description of your job history and educational background. An Employment Education and History Form for this purpose is enclosed. The information you provide concerning past employment and educational history may be verified by the firm. Your employment is contingent on the accuracy of the information you provide.

Pursuant to the Immigration and Nationality Act, our firm is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of hire. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from “List A” or (ii) one document from “List B” and one document from “List C” of the form (see page two of the enclosed Form I-9). If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me.

Further, all employees of Korn/Ferry and its subsidiaries, such as the Company, are required to review and acknowledge the firm’s Code of Business Conduct, Code of Business Conduct and Ethics, Non-Harassment and Non-Discrimination Policy, Policy Statement Prohibiting Payments to Foreign Government Agencies and Officials, Political Parties, Leaders and Candidates, and False Entries in Books and Records, and the Agreement To Protect Confidential Information which govern all aspects of our professional practice. Copies of such Codes and Policies, and an execution version of the Agreement To Protect Confidential Information, are enclosed. Your employment is contingent on your abiding by the provisions of these documents. Please review the Codes and Policies carefully and return the signed

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acknowledgment forms with your acceptance of this offer. Please review the Agreement To Protect Confidential Information carefully and return a fully executed original of such Agreement with your acceptance of this offer. Please keep the Codes and Policies, as well as a copy of the Agreement To Protect Confidential Information, for your personal files.

Should you accept this Offer Letter, for so long as you are employed by the Company, you agree to (a) devote your full business time to the business and the affairs of the Company, (b) perform your duties diligently, to the best of your ability and at a level of competency and effectiveness consistent with the position occupied, and to do nothing which would be detrimental to the best interests of the Company or any Affiliate of the Company, (c) use your best efforts, skill, and ability to promote the interests of the Company and all Affiliates of the Company, and (d) adhere to the policies and procedures of Korn/Ferry which are applicable to the Company of which you are informed, from time to time, in writing (including, without limitation, by email).

Restrictive Covenants.

a. Preamble. You acknowledge that this Offer Letter, including, without limitation, the provisions of this section entitled “Restrictive Covenants” are a material inducement to Korn/Ferry entering into the Merger Agreement and consummating the acquisition of the Company and its business pursuant to such Merger Agreement and Korn/Ferry would not have entered into the Merger Agreement or consummated the Merger without your execution and delivery of this Offer Letter and the inclusions of the provisions of this section entitled “Restrictive Covenants”. Further, you acknowledge and agree that the provisions set forth in this section entitled “Restrictive Covenants” are reasonable in terms of their substantive scope, geographic and temporal restrictions, and such Restrictive Covenants are necessary in order for the Company and Korn/Ferry to protect the business of the Company and the goodwill of the business of the Company being acquired by Korn/Ferry in connection with the Merger.

b. Certain Definitions

i. “Affiliate” of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

ii. The term “Client” means only those clients or former clients of the Company and/or Korn/Ferry (including the Leadership & Talent Consulting division of Korn/Ferry) with respect to which or whom you, at any time during the three years preceding the date of termination or expiration of your employment with the Company, either alone or in conjunction with others: (a) had contact with or (b) engaged in activities

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or rendered services to on behalf of the Company and/or Korn/Ferry (including the Leadership & Talent Consulting division of Korn/Ferry).

iii. “Competitive Services” means human capital resources consulting services relating to talent management and development, including, without limitation (a) executive coaching, teambuilding and leadership development services, (b) the identification, recruitment and/or assessment of board, executive, management, technical and/or professional personnel, (c) management assessment services, (c) the management and/or supervision of all of the foregoing activities for or on behalf of others.

iv. “Competitor” means any person, firm or entity, or any division, department or business unit of any person, firm or entity, rendering or providing in whole or in part any of the Competitive Services, either for its own account or the account of others. The term “Competitor” includes any Affiliates of a Competitor.

v. The term “Employee” means any other employee, consultant, or provider of services to the Company and/or any Affiliate of the Company, whether an employee or independent contractor, who either (a) was an employee, consultant or provider as of the date on which your full-time employment with the Company ends or (b) was an employee, consultant or provider at any time during the one (1) year period preceding the date on which your full-time employment with the Company ends.

vi. “Non-Compete Restricted Period” means the period beginning on the Commencement Date and ending on the third (3rd) anniversary of the Commencement Date.

vii. “Non-Solicitation Restricted Period” means the period beginning on the Commencement Date and ending on the third (3rd) anniversary of the Commencement Date.

viii. “Territory” means only the geographic areas in which the Company conducts its business.

c. Non-Compete

During the Non-Compete Restricted Period, whether or not you are employed by the Company, you will not and will cause each of your Affiliates not to, directly or indirectly, either alone or with others (whether as an owner, director, officer, employee, proprietor, investor, lender, guarantor, consultant, independent contractor, partner, agent or otherwise), do or engage in or support any of the following business or activity:

i. own or control a Competitor who offers or renders Competitive Services within the Territory;

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ii. become a Competitor, or become an employee, independent contractor, manager, or agent of any person, firm or entity who is a Competitor where all or a part of your duties or responsibilities will involve the rendition, management or supervision of Competitive Services within the Territory;

iii. engage in or render any services which are Competitive Services within the Territory; or

iv. solicit the trade or patronage of any Client with respect to the rendition of Competitive Services, or provide or render Competitive Services to any Client, or otherwise accept any assignment or engagement from any Client which involves Competitive Services, and you shall not recommend, encourage, or induce any Client to cease its relationship with the Company or Korn/Ferry or stop using the services of the Company or Korn/Ferry.

d. Non-Solicitation

During the Non-Solicitation Restricted Period, you will not, directly or indirectly, either alone or with others (whether as an owner, director, officer, employee, proprietor, investor, lender, guarantor, consultant, independent contractor, partner, agent or otherwise), on behalf of a Competitor or otherwise recruit, solicit or hire any Employee, or induce or encourage any Employee to leave the employ or terminate or limit their business relationship with the Company or any Affiliate of the Company, or induce or encourage any Employee to provide Competitive Services for or on behalf of any Competitor.

e. Injunctive Relief. You acknowledge that the restrictions in this paragraph entitled “Restrictive Covenants” are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests and good will of the Company, Korn/Ferry and their Affiliates, including, without limitation, the goodwill of the business of the Company which Korn/Ferry is acquiring in connection with the consummation of the Merger. You further agree that the actual or threatened breach by you of such covenants would cause immediate, substantial, and irreparable harm to the Company, Korn/Ferry and their Affiliates, for which the full extent of resulting injury would be impossible to calculate, and the Company and Korn/Ferry therefore will not have an adequate remedy at law. Accordingly, you agree that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security, which is hereby waived by you; provided that nothing herein shall be construed as limiting any other legal or equitable remedies the Company and/or Korn/Ferry might have.

f. Severability—Blue—Penciling. If one or more provisions of this section entitled “Restrictive Covenants” are held to be illegal, overly broad, or otherwise unenforceable, it is the intention and desire of both parties to this Offer Letter that such illegal, overly broad, or otherwise unenforceable portion(s) shall be amended (by blue-penciling or otherwise) as necessary to be enforced to the greatest extent possible or, if blue-penciling or similar procedures are not available, limited or excluded from this Offer Letter to the minimum extent required so

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that the provisions of this section entitled “Restrictive Covenants” shall otherwise remain in full force and effect and enforceable in accordance with its terms.

Application of Section 409A

This Offer Letter is intended to comply with Section 409A of the Internal Revenue Code, as amended (“Section 409A”), to the extent 409A is applicable, and installment payments are intended to be treated as separate payments for Section 409A purposes. In addition, notwithstanding any inconsistent provision of this Offer Letter, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant to this Offer Letter in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid the your incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. The Company and you agree to negotiate in good faith to reform any provisions of this Offer Letter to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Offer Letter, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

Entire Agreement

This Offer Letter contains the entire agreement of the parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, representations or understandings, whether written or oral, with respect to the subject matter hereof. This Offer Letter may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by you, in your capacity as the employee, and by another person duly authorized by the Board of Directors of the Company to execute any such modification, change or waiver on behalf of the Company.

Authorization to Enter into Agreement and Related Matters

You represent and warrant that you are currently legally available to work for the Company, that you have the full legal right and authority to negotiate and accept this Offer Letter and to render the services as required under this Offer Letter, and that by negotiating, accepting and signing this Offer Letter and rendering such services, you have not breached or violated and are not breaching or otherwise violating any contract or legal obligation that you may owe to any third party. You further represent and warrant that you have not and will not breach or violate any contract or legal obligation owed to any third party, e.g., a fiduciary obligation owed to your current employer. You understand that if for any reason any of the foregoing representations or warranties are untrue or inaccurate, or become untrue or inaccurate after your acceptance of this

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Offer Letter, in any respect, then the Company will have the right to terminate your employment for “Cause”, in which event the Company will have no further obligations under this Offer Letter and will have such other rights as may be available under applicable law.

You represent and warrant to the Company that: (i) you have full legal capacity or the requisite authority and power to execute and deliver this Offer Letter; (ii) this Offer Letter is a valid and binding obligation of you enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally; (iii) you have executed this Offer Letter voluntarily and without any duress or undue influence; (iv) you have read this Offer Letter, understand the terms and consequences of it and have had adequate time to think about this Offer Letter and discuss it with your own legal counsel; and (v) you are fully aware of the legal and binding effect of this Agreement.

Governing Law

This Offer Letter shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflict of laws.

Waiver of Jury Trial

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS OFFER LETTER OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Acceptance of Employment

In order to accept this offer of employment, please sign this Offer Letter in the spaces provided below and return it to me, together with the following documents, completed and signed as indicated:

•	Employment and Education History Form

•	Code of Business Conduct: Acknowledgment Form

•	Code of Business Conduct and Ethics: Acknowledgment Form

•	Non-Harassment/Non-Discrimination Policy: Acknowledgment Form

•	Policy Statement Prohibiting Payments to Foreign Government Agencies and Officials, Political Parties, Leaders and Candidates, and False Entries in Books and Records: Acknowledgment Form

•	Insider Trading Policy: Acknowledgment Form

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•	Agreement To Protect Confidential Information (copy attached to this Offer Letter)

•	Personnel Information Form: (Section A)

•	Form I-9

•	W-4 Form

•	Employee Authorization for Automatic Deposits Form

•	Business Travel and Expense Reporting: Acknowledgment Form

•	Notice of Restricted Stock Award (copy attached to this Offer Letter)

[Next Page Is Signature Page]

R. J. Heckman, Ph.D.

December 4, 2012

[Signature Page]

I look forward to your joining us and to your success with the Company. If you have any questions, please don’t hesitate to call me.

Sincerely,

PERSONNEL DECISIONS INTERNATIONAL CORPORATION

/s/ Lowell W Hellervik Name: Lowell W Hellervik Title: Chairman

ACCEPTED AND AGREED TO:

/s/ R.J. Heckman	12/5/12
R.J. Heckman, Ph.D.	Date